                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           GALILEO INTERNATIONAL, INC.


--------------------------------------------------------------------------------

                  GALILEO INTERNATIONAL, INC., a Delaware corporation, hereby certifies as follows:


                  1. The name of the Corporation is Galileo International, Inc. (the "Corporation"). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was [________], 1997.

                  2. This Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

                  3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                   "ARTICLE I

                                      Name

                  SECTION 1.1. Name. The name of the Corporation is GALILEO INTERNATIONAL, INC.

                                   ARTICLE II

                     Registered Office and Registered Agent

                  SECTION 2.1. Office and Agent. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.


                                   ARTICLE III

                               Corporate Purposes

                  SECTION 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                   ARTICLE IV

                                 Capitalization

                  SECTION 4.1. Authorized Capital. Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 275,000,007 shares, of which (i) 250,000,000 shares shall be common stock, par value $.01 per share (the "Common Stock"); (ii) 7 shares shall be special voting preferred stock, par value $.01 per share, of which (A) 1 share has been designated Series A Special Voting Preferred Stock, par value $.01 per share (the "Series A Special Voting Preferred Stock"), (B) 1 share has been designated Series B Special Voting Preferred Stock, par value $.01 per share (the "Series B Special Voting Preferred Stock"), (C) 1 share has been designated Series C Special Voting Preferred Stock, par value $.01 per share (the "Series C Special Voting Preferred Stock"), (D) 1 share has been designated Series D Special Voting Preferred Stock, par value $.01 per share (the "Series D Special Voting Preferred Stock"), (E) 1 share has been designated Series E Special Voting Preferred Stock, par value $.01 per share (the "Series E Special Voting Preferred Stock"), (F) 1 share has been designated Series F Special Voting Preferred Stock, par value $.01 per share (the "Series F Special Voting Preferred Stock"), and (G) 1 share has been designated Series G Special Voting Preferred Stock, par value $.01 per share (the "Series G Special Voting Preferred Stock"); and (iii) 25,000,000 shares shall be ordinary preferred stock, par value $.01 per share (the "Ordinary Preferred Stock"; and, collectively, with the Special Voting Preferred Stock, the "Preferred Stock").

                  SECTION 4.2. Common Stock. (a) Voting Rights. Each holder of Common Stock shall have one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

                  (b) Dividends and Distributions. Subject to any rights of holders of any class or series of Preferred Stock, when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in such dividends and distributions in proportion to the number of shares of Common Stock held by such holder.

                  (c) Liquidation. Subject to any rights of holders of any class or series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of shares of Common Stock in proportion to the number of shares of Common Stock held by such holder.

                  SECTION 4.3. Special Voting Preferred Stock. The designation and the powers, preferences and rights of each of the series of the Special Voting Preferred Stock are as follows:

                  (a) Rank. Each series of the Special Voting Preferred Stock shall, with respect to rights on any liquidation, winding up or dissolution of the Corporation, rank senior to the Common Stock and, unless otherwise provided, on a parity with any other series of Preferred Stock. All equity securities of the Corporation to which each series of the Special Voting Preferred Stock may rank prior upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as the "Junior Securities"; and all equity securities of the Corporation with which each series of the Special Voting Preferred Stock may rank on a parity as to liquidation, dissolution or winding up and does not rank senior as to any of the same are collectively referred to herein as the "Parity Securities".

                  (b) Dividends. The holders of the shares of Special Voting Preferred Stock shall not be entitled to receive dividends on such shares.

                  (c) Liquidation Preference. (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of shares of Special Voting Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100 for each such share outstanding before any assets shall be distributed to the holders of any of the Junior Securities. Except as provided in the preceding sentence, the holders of the Special Voting Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Special Voting Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Special Voting Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                  (2) For the purposes of this subsection 4.3(c), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other Corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (d) Voting Rights. (1) (A) Subject to the provisions of subsection 4.3(f)(2), the Special Voting Preferred Stock shall have the voting rights set forth in this subsection 4.3(d).

                  (B) Subject to subsections 4.3(d)(1)(C) and (D) and subsections 4.3(d)(2) and (3), each series of Special Voting Preferred Stock, voting separately as a single series, shall be entitled to elect one director to the Board of Directors of the Corporation (the "Board of Directors") so long as the number of shares of Common Stock that are Shares (as defined in the Stockholders' Agreement (as the same may be amended from time to time, the "Stockholders' Agreement"), dated as of [___________], 1997, among the Corporation, certain of its stockholders and certain related parties of such stockholders) (the "Relevant Shares") that are held by the holder of the share of such series of Special Voting Preferred Stock and its Affiliates represents at least 5% of the total number of shares of Common Stock outstanding.

                  (C) Notwithstanding anything to the contrary in subsection 4.3(d)(1)(B), if the holder of any series of Special Voting Preferred Stock and its Affiliates hold, in the aggregate, two such series of Special Voting Preferred Stock, then each of such two series of Special Voting Preferred Stock shall be entitled, voting separately as a single class, to elect one director to the Board of Directors so long as the number of Relevant Shares that are held by such holder and its Affiliates represents at least 15% of the total number of shares of Common Stock outstanding. In the event the number of Relevant Shares that are held by such holder and its Affiliates represents less than 15% but at least 5% of the total number of shares of Common Stock outstanding, then the series of Special Voting Preferred Stock held by such holder or one of its

         Affiliates with the lowest letter in alphabetical order shall be entitled to elect one director to the Board of Directors and the series of Special Voting Stock held by such holder or one of its Affiliates with the highest letter in alphabetical order shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f).

                  (D) Notwithstanding anything to the contrary in subsection 4.3(d)(1)(B), if the holder of any series of Special Voting Preferred Stock and its Affiliates hold, in the aggregate, three or more series of Special Voting Preferred Stock, then each of three of such series of Special Voting Preferred Stock shall be entitled, voting separately as a single class, to elect one director to the Board of Directors so long as the number of Relevant Shares that are held by such holder and its Affiliates represents at least 25% of the total number of shares of Common Stock outstanding. In the event the number of Relevant Shares that are held by such holder and its Affiliates represents at least 15% but less than 25% of the total number of shares of Common Stock outstanding, then each of the two of such series of Special Voting Preferred Stock held by such holder or one of its Affiliates with the lowest letters in alphabetical order shall be entitled, voting separately as a single class, to elect one director to the Board of Directors and the series of Special Voting Stock held by such holder or one of its Affiliates with the highest letter in alphabetical order shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f), and in the event the number of Relevant Shares that are held by such holder and its Affiliates represents at least 5% but less than 15% of the total number of shares of Common Stock outstanding, then the series of Special Voting Preferred Stock held by such holder or one of its Affiliates with the lowest letter in alphabetical order shall be entitled to elect one director to the Board of Directors and the series of Special Voting Stock held by such holder or one of its Affiliates with the highest letters in alphabetical order shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f).

                  (2) If (i) a holder of any series of Special Voting Preferred Stock and its Affiliates, in the aggregate, held, immediately following the closing of the initial public offering of the Common Stock pursuant to the Corporation's registration statement on Form S-1 (File No. 333-____) (the "IPO") (not taking into account any shares of Common Stock purchased by the underwriters in the IPO pursuant to the exercise of an over-allotment option ("Over-Allotment Shares")), Relevant Shares representing 7% or more of the outstanding shares of Common Stock and (ii) at any time the Corporation issues additional shares of Common Stock and, as a result of such issuance, such holder and its Affiliates, in the aggregate, hold less than 5% of the outstanding shares of Common Stock, then the series of Special Voting Preferred Stock held by such holder or one of its Affiliates shall continue to be entitled to elect one director to the Board of Directors so long as such holder and its

Affiliates hold a number of Relevant Shares that represents at least 3% of the outstanding shares of Common Stock; provided, however, that if, immediately prior to such issuance, such holder or one its Affiliates held more than one series of Special Voting Preferred Stock, then, immediately following such issuance, the series of Special Voting Preferred Stock held by such holder or one of its Affiliates with the lowest letter in alphabetical order shall be entitled to elect one director to the Board of Directors and the remaining series of Special Voting Stock held by such holder or one of its Affiliates shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f).

                  (3) If (i) a holder of any series of Special Voting Preferred Stock and its Affiliates, in the aggregate, held, immediately following the closing of the IPO (not taking into account any Over-Allotment Shares), Relevant Shares representing at least 5% but less than 7% of the outstanding shares of Common Stock and (ii) at any time the Corporation issues additional shares of Common Stock and, as a result of such issuance, such holder and its Affiliates, in the aggregate, hold Relevant Shares that represent less than 5% of the outstanding shares of Common Stock, then the series of Special Voting Preferred Stock held by such holder or one of its Affiliates shall continue to be entitled to elect one director to the Board of Directors so long as such holder and its Affiliates hold a number of Relevant Shares that represents at least 4% of the outstanding shares of Common Stock; provided, however, that if, immediately prior to such issuance, such holder or one of its Affiliates held more than one series of Special Voting Preferred Stock, then, immediately following such issuance, the series of Special Voting Preferred Stock held by such holder or one of its Affiliates with the lowest letter in alphabetical order shall be entitled to elect one director to the Board of Directors and the remaining series of Special Voting Stock held by such holder or one of its Affiliates shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f).

                  (4) If (i) a holder of any series of Special Voting Preferred Stock and its Affiliates, in the aggregate, held, immediately following the closing of the IPO (not taking into account any Over-Allotment Shares), Relevant Shares representing 7% or more of the outstanding shares of Common Stock and
(ii) at any time the Corporation issues additional shares of Common Stock and, as a result of such issuance, such holder and its Affiliates, in the aggregate, hold Relevant Shares that represent less than 3% of the outstanding shares of Common Stock, then, if such holder or its Affiliates shall not have purchased additional shares of Common Stock in the public market or otherwise in order to increase its and its Affiliates' holdings of Relevant Shares to at least 3% within 90 days after such holdings fall below 3%, then the series of Special Voting Preferred Stock held by such holder and its Affiliates shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f) upon the expiration of such 90 day period; provided that such period shall be tolled for any period in which there is a suspension in the trading of the Common Stock on the New York Stock Exchange.

                  (5) If (i) a holder of any series of Special Voting Preferred Stock and its Affiliates, in the aggregate, held, immediately following the closing of the IPO (not taking into account any Over-Allotment Shares), Relevant Shares representing at least 5% but less than 7% of the outstanding shares of Common Stock and (ii) at any time the Corporation issues additional shares of Common Stock and, as a result of such issuance, such holder and its Affiliates, in the aggregate, hold Relevant Shares that represent less than 4% of the outstanding shares of Common Stock, then, if such holder or its Affiliates shall not have purchased additional shares of Common Stock in the public market or otherwise in order to increase its and its Affiliates' holdings of Relevant Shares to at least 4% within 90 days after such holdings fall below 4%, then the series of Special Voting Preferred Stock held by such holder and its Affiliates shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f) upon the expiration of such 90 day period; provided that such period shall be tolled for any period in which there is a suspension in the trading of the Common Stock on the New York Stock Exchange.

                  (6) If at any time the Corporation issues additional shares of Common Stock and, as a result of such issuance, a holder of any series of Special Voting Preferred Stock that is a Permitted Preferred Stock Transferee (as such term is defined in the Stockholders' Agreement) holds Relevant Shares that represent less than 5% of the outstanding shares of Common Stock, then, if such holder or its Affiliates shall not have purchased additional shares of Common Stock in the public market or otherwise in order to increase its and its Affiliates' holdings of Relevant Shares to at least 5% within 90 days after such holdings fall below 5%, then the series of Special Voting Preferred Stock held by such holder and its Affiliates shall cease immediately to be entitled to elect a director and the share of such series shall be redeemed by the Corporation pursuant to subsection 4.3(f) upon the expiration of such 90 day period; provided that such period shall be tolled for any period in which there is a suspension in the trading of the Common Stock on the New York Stock Exchange.

                  (7) If (i) a holder of any series of Special Voting Preferred Stock and its Affiliates, in the aggregate, holds either (x) Relevant Shares representing at least 25% of the outstanding shares of Common Stock and three or more series of Special Voting Preferred Stock, or (y) Relevant Shares representing at least 15% but less than 25% of the outstanding shares of Common Stock and two or more series of Special Voting Preferred Stock, and (ii) at any time the Corporation issues additional shares of Common Stock in connection with a Significant Transaction (as such term is defined in the Stockholders' Agreement) which results in an increase in the size of the Board, then the shares of Common Stock issued by the Corporation in connection with such Significant Transaction shall not be taken into account for purposes of determining whether any series of Special Voting Preferred Stock held by such holder are entitled to elect any directors pursuant to Section 4.3(d)(1)(B), (C) and (D) hereof.

                  (8) The director elected by any series of Special Voting Preferred Stock may be removed, at any time, by the holder of the share of such series in its sole discretion, and such holder may elect another individual to serve in the stead of such removed director, and in the event of the death, disability or resignation of any such director, such holder may elect another individual to serve in the stead of such director.

                  (9) For purposes of this Restated Certificate of Incorporation, (i) the term "Affiliate" shall mean, with respect to any specified Person, any other Person, other than the Corporation or any subsidiary of the Corporation, that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person, (ii) "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person, and (iii) "Person" shall mean any individual, partnership, firm, corporation, association, trust, estate, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  (e) Restrictions on Transfer. (1) The holder of any share of a series of Special Voting Preferred Stock may transfer such share only if (i) such transfer is made in connection with a simultaneous transfer of Relevant Shares to the transferee, (ii) the transferee is either an Original Owner (as defined below), an Affiliate thereof or a third party that is or becomes a party to the Stockholders' Agreement and a non-competition agreement in the form attached as Exhibit A to the Stockholders' Agreement, as such agreement may be amended from time to time in accordance with Section 5.08 of the Stockholders' Agreement (as so amended, a "Non-Competition Agreement"), and (iii) such transferee and its Affiliates, in the aggregate, would, after giving effect to such transfer (or within 90 days after such transfer, in the circumstances described in Section 3.07(a)(iii)(A)(y) of the Stockholders' Agreement), hold Relevant Shares representing at least 5% of the then outstanding shares of Common Stock.

                  (2) Subject to the provisions of subsection 4.3(d) relating to the redemption of series of Special Voting Preferred in certain circumstances, any share of Special Voting Preferred Stock transferred in accordance with this subsection 4.3(e) shall continue to have the special voting rights set forth in subsection 4.3(d).

                  (3) For purposes of this subsection 4.3(e) and subsection 4.3(f) below, "Original Owner" means United Airlines, British Airways, Swissair, KLM, US Airways,

Alitalia, Olympic Airways, Air Canada, TAP Air Portugal, Austrian Airlines, Aer Lingus or any Affiliate of the foregoing.

                  (f) Redemption. (1) If, at any time, a series of Special Voting Preferred Stock is not entitled to elect a director to the Board of Directors pursuant to subsection 4.3(d) above, then the Corporation shall redeem automatically and immediately (to the extent the Corporation shall have funds legally available for such payment) the share of such series of Special Voting Preferred Stock at a redemption price of $100 per share.

                  (2) If the share of a series of Special Voting Preferred Stock is transferred to a party that is neither an Original Owner nor a third party that is or becomes a party to the Stockholders' Agreement and a Non-Competition Agreement, the series of Special Voting Preferred Stock so transferred shall cease immediately to be entitled to elect a director pursuant to subsection 4.3(d) and the share of such series shall be redeemed automatically and immediately by the Corporation (to the extent the Corporation shall have funds legally available for such payment) at a redemption price of $100 per share.

                  (3) If, at any time, the share of any series of Special Voting Preferred Stock is held by a Person that is no longer subject to the terms of a Non-Competition Agreement, or by a Person that has given the Corporation notice of its intention to terminate its Non-Competition Agreement, then such series of Preferred Stock shall cease immediately to be entitled to elect a director and the Corporation shall redeem automatically and immediately (to the extent the Corporation shall have funds legally available for such payment) the share of such series of Special Voting Preferred Stock at a redemption price of $100 per share.

                  (4) In the event the Corporation redeems the share of one or more series of Special Voting Preferred Stock from a holder that, immediately prior to such redemption, held more than one series of Special Voting Preferred Stock, the Corporation shall redeem the share of the series of Special Voting Preferred Stock held by such holder beginning with the series with the highest letter in alphabetical order and in descending alphabetical order thereafter.

                  (5) Shares of Special Voting Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and shall not thereafter be reissued as part of any series of the Preferred Stock.

                  (g) No Fractional Shares. No fractional shares of any series of Special Voting Preferred Stock may be issued by the Corporation.

                  SECTION 4.4. Preferred Stock. Shares of Ordinary Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Restated Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Ordinary Preferred Stock as may be adopted from time to time by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the DGCL; provided, however, that so long as any share of Special Voting Preferred Stock is outstanding, no shares of Ordinary Preferred Stock issued by the Corporation shall have the right to elect directors to the Board of Directors, except to the extent provided by Section 303 of the New York Stock Exchange Rules, pursuant to which holders of Preferred Stock, voting as a class, have the right to elect at least two directors upon default by the Corporation in the payment of the equivalent of six quarterly dividends. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Ordinary Preferred Stock.


                                    ARTICLE V

                            Compromise or Arrangement

                  SECTION 5.1. Compromise or Arrangement. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization, if sanctioned by the court to which the said application has been made, shall be binding on all the creditors or the members of the class of creditors, and/or on all the stockholders or the members of the class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


                                   ARTICLE VI

                                 Indemnification

                  SECTION 6.1. Indemnification. (a) General. The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to, or is involved in any manner in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise; and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to, or is involved in any manner in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case, to the fullest extent authorized or permitted by law, as now or hereafter in effect.

                  (b) Proceedings Initiated by any Person. Notwithstanding anything to the contrary contained in subsection (a) above, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

                  (c) Advancement of Expenses. The rights to indemnification conferred in this Article VI also include, to the fullest extent permitted by applicable law, the right to be paid the expenses (including attorneys' fees) incurred in connection with any such civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition.

                  (d) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of applicable law.

                  (e) Repeal or Modification. Any repeal or modification of this
Article VI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.


                                   ARTICLE VII

                             Liability of a Director

                  SECTION 7.1. Director Liability. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

                  (b) If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

                  (c) Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

                                  ARTICLE VIII

                             Corporate Opportunities

                  SECTION 8.1. Conduct of Certain Affairs of the Corporation.
(a) In anticipation that the Corporation will cease to be wholly-owned by the Original Owners, but that the Original Owners will remain, for some period of time, substantial stockholders of the Corporation, and in anticipation that the Corporation and the Original Owners may, except as otherwise agreed in writing by the Original Owners, engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Original Owners (including possible service of officers and directors of the Original Owners as officers and directors of the Corporation), the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Original Owners and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

                  (b) Except as the Original Owners may otherwise agree in writing, the Original Owners shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and no Original Owner nor any officer or director thereof (except as provided in paragraph (c) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of such Original Owner. In the event that any Original Owner acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both such Original Owner and the Corporation, such Original Owner shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Original Owner pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

                  (c) In the event that a director or officer of the Corporation who is also a director or officer of an Original Owner acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and such Original Owner, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

                  (i) A corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of such Original Owner, shall belong to the Corporation; (ii) a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director, officer or employee of such Original Owner shall belong to the Corporation if such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, and otherwise shall belong to such Original Owner; and (iii) a corporate opportunity offered to any person who is an officer of both the Corporation and such Original Owner shall belong to the Corporation if such opportunity is expressly offered to such person primarily in his or her capacity as an officer of the Corporation, and otherwise shall belong to such Original Owner.

                  (d) Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

                  (e) For purposes of this Article VIII only:

                  (1) A director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-Laws of the Corporation), unless such person is a full-time employee of the Corporation;

                  (2) The term "Corporation" shall mean the Corporation and its Affiliates (other than any Original Owner); and

                  (3) The term "Original Owners" shall mean the former general partners of Galileo International Partnership, a Delaware general partnership, together with their respective Affiliates (other than the Corporation).

                  (f) Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, in addition to any vote of the stockholders required pursuant to this Restated Certificate of Incorporation, until the time that the Original Owners cease to own beneficially, in the aggregate, Common Stock representing at least 20% of the total voting power of all classes of outstanding Common Stock of the Corporation, the affirmative vote of the holders of more than 80% of the total voting power of all classes of outstanding Common Stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of the Original Owners, or adopt any provisions adverse to the interests of the Original Owners and inconsistent with, any provision of this Article VIII. Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise prior to such alteration, amendment, repeal or adoption.

                                   ARTICLE IX

                  Management of the Affairs of the Corporation

                  SECTION 9.1. Management of the Affairs of the Corporation. (a) The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Restated Certificate of Incorporation or by the restated by-laws of the Corporation (the "By-Laws").

                  (b) Election of directors of the Corporation need not be by written ballot, unless required by the By-Laws.

                  (c) The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The By-Laws, or any of them, may be altered, amended or repealed, or new by-laws may be made, but only to the extent any such alteration, amendment, repeal or new by-law is not inconsistent with any provision of the Restated Certificate of Incorporation, either by a majority of the whole Board of Directors or by the stockholders of the Corporation upon the affirmative vote of the holders of at least 662/3% of the outstanding capital stock entitled to vote thereon, voting together as a single class.

                  (2) The Board of Directors of the Corporation shall consist of such number of directors as shall be fixed in the By-Laws, which number shall be in accordance with the Stockholders' Agreement. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1998 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders, beginning with the 1998 annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The term of a director elected by stockholders to fill a newly created directorship or other vacancy shall expire at the same time as the terms of the other directors of the class for which the new directorship is created or in which the vacancy occurred. Subject to the provisions of the Stockholders' Agreement, and except as otherwise provided in this Restated Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director so elected by the Board of Directors to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

                  (3) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in this Restated Certificate of Incorporation with respect to the right of holders of Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nomination of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this subsection 9.1(c)(3) and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this subsection 9.1(c)(3). In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

                  To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

                  To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
         Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

                  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of
         Section 4.3 or the procedures set forth in this subsection 9.1(c)(3). If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

                  (4) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time by the stockholders of the Corporation, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this paragraph as one class.

                  (5) Upon the redemption by the Corporation of the share of any series of Special Voting Preferred Stock, the director elected by such series of Special Voting Preferred Stock shall be deemed to have resigned automatically and immediately upon the occurrence of such redemption, and the vacancy resulting from such resignation shall be filled with an "independent director", as such term is used in Rule 303 of the Rules of the New York Stock Exchange as in existence on the date hereof or as amended from time to time hereafter, chosen by a majority of the whole Board. Any director so elected by the Board of Directors to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

                  (6) Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly announced and called, as provided in the By-Laws, and may not be taken by a written consent of the stockholders pursuant to the DGCL.

                  (7) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.


                                    ARTICLE X

                                Private Property

                  SECTION 10.1. Private Property. The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

                                   ARTICLE XI

                                   Amendments

                  SECTION 11.1. Amendments. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 662/3% of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, shall be required to amend, repeal, or adopt any provision to (i) reclassify the Board of Directors, (ii) permit stockholder action by written consent, (iii) permit the calling of special meetings by stockholders or (iv) approve amendments to the by-laws of the Corporation, in each case, in a manner inconsistent with subsection 9.1(c) or this Article XI of this Restated Certificate of Incorporation."

                  IN WITNESS WHEREOF, GALILEO INTERNATIONAL, INC. has caused this Certificate to be signed by [____________], its [____________], and attested by [_______], its [_________], this [___] day of [_________], l997.



                                        GALILEO INTERNATIONAL, INC.



                                        By:__________________________
                                             Name:


ATTEST:

_________________________
Name: